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                                                                 Exhibit 10.22.1

                        NISSAN PUBLIC OWNERSHIP ADDENDUM

This Nissan Public Ownership Addendum (the "Addendum") is entered into effective the date last set forth below by Nissan Motor Corporation in U.S.A. ("Nissan" or "Seller") and Hutchins Eugene Nissan, Inc. ("Hutchins" or "Dealer"]. In consideration of the agreements and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties hereto agree as follows:

1. THE PUBLIC OWNERSHIP ADDENDUM

The Public Ownership Addendum is an addendum to, supplements and modifies the Nissan Dealer Sales and Service Agreement between Nissan and Dealer (the "Dealer Agreement"), including the Standard Provisions thereto (the "Standard Provisions"). To the extent that this Addendum conflicts with the Dealer Agreement, the Addendum controls and shall govern the relationship between the parties. The Dealer Agreement, to the extent not modified or amended, remains in full force and effect.

2. DEFINITIONS

The parties agree that the following terms, as used in the Addendum and the Dealer Agreement shall be defined exclusively as set forth below.

"Nissan Products" shall mean Nissan Vehicles, Genuine Parts and Accessories, Nissan Security+Plus and such other products and services offered by Nissan to Dealer and designated in writing by Nissan as a Nissan Product.

"Dealer Principal" shall mean the person named in the Final Article of the Dealer Agreement as "Principal Owner" upon whose personal qualifications, expertise, integrity, experience, ability and representations Nissan has relied in entering into this Addendum, and any successor approved in writing by Nissan. For purposes of this Addendum, the terms "Dealer Principal" and "Principal Owner" are used interchangeably.

"Business Plan" shall mean the written plan meeting Nissan's approval that is prepared and executed by the Dealer and that contains Dealer's plan and commitment to develop its business throughout the PMA, including but not limited to its plan and commitment with respect to organizational, operational, financial, succession and other issues as well as certain standards on which its performance hereunder will be evaluated.

3. OWNERSHIP

This Agreement has been entered into by Nissan in reliance upon the commitment, representation, and agreement of Dealer to provide the personal services of Dealer Principal and Executive Manager; and in reliance upon the representations and agreements of Dealer as follows: i) Dealer represents that LITHIA MOTORS, INC. owns 100% of HUTCHINS


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EUGENE NISSAN, INC. , (if applicable) and LITHIA MOTORS, INC. will, at all times during the term of this Addendum, exercise full management and control of HUTCHINS EUGENE NISSAN, INC. ; ii) Dealer represents that LITHIA MOTORS, INC. owns 100% of Dealer and will, at all times during the term of this Addendum, exercise full management and control of Dealer.

In view of the fact that the Dealer Agreement and this Addendum is a personal services agreement, and in view of its objectives and purposes, this Addendum and the rights and privileges conferred on Dealer hereunder are not assignable, transferable or salable; and no property right or interest herein is or shall be deemed to be sold, conveyed or transferred. Dealer agrees, on behalf of itself and, LITHIA MOTORS, INC., that any change in the ownership of Dealer other than specified herein requires the prior written consent of Nissan, if Dealer desires to remain an Authorized Nissan Dealer. Dealer agrees that, without the prior written consent of Nissan: i) No sale, pledge, hypothecation or other transfer of any of the capital stock or ownership interest of Dealer will be made. ii) Dealer will not be merged with or into, or consolidated with, any other entity without Nissan's prior written consent, nor will the principal assets necessary for the performance of Dealer's obligations under this Addendum or the Dealer Agreement be sold, transferred or assigned without Nissan's prior, written consent. Dealer represent that no capital stock, or securities convertible into capital stock, of Dealer will be issued, sold or otherwise transferred by Dealer directly or indirectly to any automobile manufacturer, automobile distributor, or potential competitor of Seller, or any affiliate of any of the foregoing.

If any person or entity acquires more than 20% of LITHIA MOTORS, INC.'s common stock issued and outstanding at any time, and Nissan determines that such person or entity does not have interests compatible with those of Nissan, or is otherwise not qualified to have an ownership interest in a Nissan dealership (an "Adverse Person"), Dealer must terminate the Dealer Agreement or transfer Dealer's principal assets or 100% of the outstanding stock of Dealer to a third party acceptable to Nissan unless, within 90 days after notification of Nissan's determination, the Adverse Person's ownership interest is reduced to less than 20%

The parties to this Addendum expressly agree that, while changes in the ownership of LITHIA MOTORS, INC. may not be entirely within the control of Dealer, in light of the personal services nature of the Dealer Agreement and Nissan's substantial interest in the owners of its dealers and distribution network, and in consideration of Nissan's willingness to enter into this Public Ownership Addendum with Dealer, any transaction involving the ownership and stock of LITHIA MOTORS, INC. and HUTCHINS EUGENE NISSAN, INC. which violates the provisions of this Section 3 of this Addendum shall constitute a substantial and material breach of the Dealer Agreement and this Addendum and grounds for termination of the Dealer Agreement and this Addendum.

4. MANAGEMENT

The Dealer Agreement and this Addendum have been entered into in reliance on the following representations and agreements of Dealer that: i) . The Dealer Principal of Dealer will, subject


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to any other obligations set forth in the Dealer Agreement and this Addendum, devote his/her professional efforts to the business operations of Dealer and the entity for which he/she is responsible; ii) Executive Manger will devote his full time and professional efforts to the affairs of Dealer; iii) The Officers and Directors of Dealer are set forth in Schedule "A".

Nissan and Dealer agree that the retention by Dealer of qualified management is of critical importance to the successful operation of Dealer and to the achievement of their mutual purposes and objectives. The Dealer Agreement and Addendum have been entered into by Nissan in reliance upon, and in consideration of, among other things, the following representations and agreements of LITHIA MOTORS, INC., and Dealer, that: i) The Dealer Principal and the Executive Manager shall have full and complete control over the Dealership Operations, subject to the powers of the Board of Directors of Dealer, to manage the business and affairs of Dealer, and at all times the Dealer Principal shall be a member of the Board of Directors of Dealer and the Executive Manager shall be an officer of Dealer; ii) The Board of Directors of Dealer shall delegate the day to day management of the Dealership Operations to the Executive Manager. The Board of Directors of Dealer will not exercise any extraordinary powers or interfere unduly in the day-to-day Dealership Operations; iii) Executive Manager, subject to any other obligations set forth in the Dealer Agreement, shall be physically present at the Dealership Facilities on a full-time basis;
iv) Dealer acknowledges and agrees that, in view of the increased responsibilities of the Dealer Principal of Dealer, Nissan has and will apply heightened standards with respect to the personal, business and financial qualifications, expertise, reputation, integrity, experience and ability of a proposed Dealer Principal;. v) Nissan may from time to time develop standards and/or procedures for evaluating the performance of Dealer. Nissan may, from time to time, evaluate the performance of the Dealer and will advise Dealer, the Dealer Principal and the Executive Manager of the results of such evaluations.

5. TERM

This Addendum and the Dealer Agreement shall have a term commencing on its effective date and continuing for a term of five years unless sooner terminated in accordance with the provisions of the Dealer Agreement and this Addendum. Should Dealer be in full compliance with its obligations under the Dealer Agreement and this Addendum at the end of this term, Dealer will be offered a new Dealer Agreement and Public Ownership Addendum, in the form then in use by Nissan.

6. BUSINESS PLAN

Dealer and Nissan shall periodically execute a Business Plan in the form specified in Nissan's Business Planning Process Workbook that describes how Dealer will fulfill its sales, service, customer relations, marketing and other commitments hereunder. The Business Plan is subject to Nissan's approval, is an essential part of the Dealer Agreement and Public Ownership addendum and is hereby incorporated in and made a part of this Addendum and the Dealer Agreement.

The Business Plan shall include the following elements: i) a statement of Dealer's legal and financial structure, including capitalization, line of credit and equity ownership; ii) the sales,


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service, customer relations, marketing and other standards on which Dealer's performance will be evaluated; iii.) a detailed organizational structure and staffing plans for the dealer; iv) specific plans for maximizing owner loyalty and customer satisfaction; v) advertising, merchandising, and marketing plans;
vi) successorship, including the identity of the proposed successors to Dealer, Dealer Principal (Principal Owner) and/or Executive Manager; and vii) other standards or plans as agreed by Nissan and dealer. The standards on which dealer's sales performance will be evaluated will include (i) market share objectives for Nissan products set by the parties, and (ii) sales penetration achieved by dealer in each of the various segments in which Nissan vehicles compete.

Dealer shall review and update its Business Plan annually, or more often if needed, and submit it to Nissan for review and approval. If Nissan determines that changes to the proposed Business Plan are necessary, Dealer will make such changes and resubmit the proposed Business Plan to Nissan. The updated business plan shall (i) analyze Dealer's performance relative to the objectives, standards, and plans set forth in the business plan for the preceding year or other period, (ii) identify any deficiencies in Dealer's performance, and (iii) specify the steps that Dealer will take to remedy such deficiencies.

If, based on the evaluation thereof made by Nissan, Dealer shall fail to substantially fulfill its responsibilities with respect to: i) the implementation of the plans set forth in the Business Plan, including but not limited to any deviation therefrom; ii) the performance of its sales, service, customer relations or other obligations based on the standards established therefor in the Business Plan; or iii) any other material responsibilities assumed by Dealer, Nissan will notify Dealer of such failure and will review with Dealer the nature and extent of such failure and the reasons which, in Nissan's opinion, account for such failure. Thereafter, Nissan will provide Dealer with a reasonable opportunity to correct the failure. If Dealer fails to make substantial progress towards remedying such failure before the expiration of such period, Nissan may terminate the Dealer Agreement, such termination to be effective at least sixty (60) days after notice is given

7. OTHER DEALER RESPONSIBILITIES

A. Branding and Business Name: Dealer shall actively and effectively promote the "Nissan" name. Under no circumstances shall the name "Nissan" be subordinated to or promoted less aggressively than any other name (e.g., "LITHIA MOTORS, INC.") by Dealer.

B. Financial and Operational Reporting: Dealer shall furnish to Nissan annual reviewed financial statements and, upon demand, shall furnish annual certified financial statements, and otherwise disclose to Nissan in a format satisfactory to Nissan the financial and operational results of Dealer's Nissan business.

C. Examination and Audit: Nissan shall be entitled, at all reasonable times during regular business hours and upon advance notice, to examine, audit and make and take copies of all records, accounts and supporting data of Dealer, HUTCHINS EUGENE NISSAN, INC. and


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LITHIA MOTORS, INC. relating to the business, ownership or operations of Dealer.

D. Disclosure of Financial Information to Affiliated Companies: Nissan shall be entitled to disclose to and receive from affiliated companies, including but not limited to Nissan Motor Acceptance Corporation, all financial statements and reports provided by Dealer, HUTCHINS EUGENE NISSAN, INC. and/or LITHIA MOTORS, INC.

8. DISPUTE RESOLUTION PROCESS

            The parties acknowledge that, at the state and federal level, various courts and agencies would, in the absence of this Paragraph 8, be available to them to resolve claims or controversies which might arise between them. The parties agree that it is inconsistent with their relationship for either to use courts or governmental agencies to resolve such claims or controversies.

            THEREFORE, CONSISTENT WITH THE PROVISIONS OF THE UNITED STATES ARBITRATION ACT (9 U.S.C. SEC. 1 ET SEQ.), THE PARTIES TO THIS AGREEMENT AGREE THAT THE DISPUTE RESOLUTION PROCESS OUTLINED IN THIS SECTION, WHICH INCLUDES BINDING ARBITRATION, SHALL BE THE EXCLUSIVE MECHANISM FOR RESOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR TO THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS UNDER ANY STATE OR FEDERAL STATUTES (HEREINAFTER "DISPUTES"). SECTION 16 OF THE STANDARD PROVISIONS IS DELETED IN ITS ENTIRETY.

There are two steps in the Dispute Resolution Process: Mediation and Binding Arbitration. All Disputes must first be submitted to Mediation, unless that step is waived by written agreement of the parties. Mediation is conducted by a panel consisting of an equal number of representatives of the parties designated by Nissan and selected by Dealer. The Mediation Panel will evaluate each position and recommend a solution. This recommended solution is not binding.

If a dispute has not been resolved after Mediation, or if Dealer and Nissan have agreed in writing to waive Mediation, the Dispute will be settled by Binding Arbitration. SPECIFICALLY, THE PARTIES AGREE TO RESOLVE ALL SUCH DISPUTES BY BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE RULES AND PROCEDURES OF JAMS/ENDISPUTE, WITH THE PREVAILING PARTY TO RECOVER ITS COSTS AND ATTORNEY'S FEES FROM THE OTHER PARTY. ALL ARBITRATION AWARDS ARE BINDING AND NON-APPEALABLE, EXCEPT AS OTHERWISE PROVIDED IN THE UNITED STATES ARBITRATION ACT. JUDGMENT UPON ANY SUCH AWARD MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION.

9. RELEASE

Dealer hereby releases Nissan from any and all claims and causes of action that they or any of them may have against Nissan for money damages or other relief relating to or arising out of any event occurring prior to the execution of the Addendum, except for any accounts payable by Nissan to Dealer in connection with the provision of any services under the Dealer Agreement


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and any claim described in Section 11.A.1 of the Standard Provisions. In connection with this release, Dealer expressly acknowledges and waive their respective rights under California Civil Code, Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. EXCLUSIVITY AND RIGHT OF FIRST REFUSAL

A. Exclusivity: The additional provisions set forth in Attachment "A" -- "Exclusivity Provisions" -- are hereby incorporated in and made a part of this Addendum and Dealer Agreement.

B. Right of First Refusal: The additional provisions set forth in Attachment "B" -- "Right of First Refusal" -- are hereby incorporated in and made a part of this Addendum and Dealer Agreement.

11. SPECIAL CONDITIONS

WITNESS WHEREOF, the parties have executed this Nissan Addendum in triplicate as of __________________, _______, at Carson, California.

[DEALER]:                                  NISSAN:


By:                                        By:
   --------------------------                  ---------------------------------
       Sidney B. DeBoer                        Michael J. Seergy
Title: President                               Vice President
      -----------------------
                                               Title: General Manager,
                                                      Nissan Division
                                                      --------------------------

                                           By:
                                               ---------------------------------
                                               Olga Reisler

                                           Title: Regional Vice President
                                                  ------------------------------


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                                 ATTACHMENT "A"
                            PUBLIC OWNERSHIP ADDENDUM

Exclusivity Provisions

      In order for Dealer to maintain competitive Dealership Facilities to effectively market NMC Products, Dealer hereby agrees to abide by and never challenge the following provisions (hereinafter "Exclusivity Provisions"). These Exclusivity Provisions shall be effective on or before __________________, 1998 and continue in effect thereafter so long as Dealer (or its principals) are authorized NMC dealers and these provisions shall be binding on any successors-in-interest, assigns or purchasers of "Hutchins".

            a) The only line-make of new, unused motor vehicles which Dealer shall display and sell at the Approved Site shall be the NMC line and make of motor vehicles. Dealer shall not conduct any dealership operations for any other make or line of vehicles from the Approved Site.

            b) Dealer shall sell and maintain a full line of Genuine NMC Parts and Accessories at the Approved Site and shall provide a full range of automotive servicing for NMC vehicles at the Approved Site pursuant to Section 5 of the Standard Provisions to the Agreement. Nothing contained herein, however, shall preclude Dealer from offering parts, accessories or servicing for vehicles of other lines or makes so long as such products or services are incidental to Dealer's NMC Dealership Operations;

            c) Dealer shall not advertise or promote any make or line of new, unused vehicles from the Approved Site other than the NMC line; and

            d) Dealer shall not install or maintain any sign at or near the Approved Site which would tend to lead the public into believing that any line or make of vehicles other than the NMC line is sold at the Approved Site.

            e) Any failure by Dealer to abide by the foregoing subparts (a) through (d) shall constitute a material breach of the Agreement warranting its termination, and shall constitute "good cause" for its termination.

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                                 ATTACHMENT "B"
                            PUBLIC OWNERSHIP ADDENDUM

Seller's Right of First Refusal on Sale of Assets.

      In addition to its rights under Articles Third and Fourth and Section 15 of the Standard Provisions, Dealer agrees that, commencing __________________, 1998 and continuing in effect thereafter so long as Dealer (or its principals) are authorized NMC dealers, and these provisions shall be binding on any successors-in-interest, assigns or purchasers of "Hutchins"., whenever there is a proposal to sell substantially all of the assets necessary to conduct the Dealership Operations, Seller shall have the additional right and option, but not the obligation, to purchase the dealership assets or ownership interests pursuant to this provision.

            a) If Seller chooses to exercise its right of first refusal, it must do so in its response to the proposed sale or transfer pursuant to Section 15. Dealer agrees not to complete any proposed change or sale prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent. Such exercise shall be null and void if Dealer withdraws its proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its right of first refusal.

            b) After being exercised, Seller's right to purchase may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price by such assignee. Seller's rights under this provision shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder.

            c) If Dealer has entered into a bona fide written buy/sell agreement respecting its NMC dealership, Seller's right under this provision shall be a right of first refusal, enabling Seller to assume the prospective purchaser's rights and obligations under such buy/sell agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents. Seller may request and Dealer agrees to provide all other documents relating to Dealer and the proposed transfer, including, but not limited to, those reflecting any other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses either to provide such documentation or to state in writing that no such documents exists, it shall be conclusively presumed that the agreement is not bona fide. Seller may also determine by other means that the buy/sell is not bona fide.

            d) If Seller determines pursuant to paragraph (c) above that the buy/sell agreement is not bona fide, Seller will so notify Dealer. Dealer shall have ten (10) days from its receipt of such notice within which to withdraw its proposal. Seller's exercise of its rights hereunder shall be null and void if Dealer withdraws its proposal within such time period. If the proposal is not withdrawn, Seller shall have the option, but no obligation, under this provision to purchase the principal assets of Dealer utilized in the Dealership Operations, including real estate

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and leasehold interest, and to terminate all rights granted Dealer hereunder. If the New Dealership Facilities are leased by Dealer from an affiliated company, the right to purchase the principal assets of Dealer shall include the right to lease the New Dealership Facilities. The purchase price of Dealer's assets shall be at their fair market value as a going concern as negotiated by the parties and the other terms of sale shall be those agreed by Dealer and Seller. If
Dealer and Seller are unable to reach a negotiated settlement in a reasonable time, the price and other terms of sale shall be established by arbitration in accordance with the rules of JAMS/Endispute.

            e) In addition to any other rights Seller may have at law, in equity or hereunder, any conveyance of the dealership or dealership assets in violation of this right of first refusal shall be voidable by Seller.

Right of First Refusal on Sale or Lease of Property to a Third Party.

            a) In addition to its rights under Articles Third and Fourth and
Section 15 of the Standard Provisions, Dealer agrees that, commencing __________________, 1998 and continuing in effect thereafter so long as Dealer (or its principals) are authorized NMC dealers, and these provisions shall be binding on any successors-in-interest, assigns or purchasers of "Hutchins", should Dealer seek to sell or lease all or substantially all of the Approved Site to a third party for use as a NMC New Motor Vehicle Dealership, Seller shall have the additional right and option, but not the obligation, to purchase or lease the Approved Site pursuant to this provision. A sale or lease for use other than a NMC New Motor Vehicle Dealership is void.

            b) If Seller chooses to exercise its right of first refusal, it must do so by written notice delivered to Dealer within 60 days of Seller's receipt of notice of the proposed sale or lease by Dealer. Dealer agrees not to complete any proposed sale or lease prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent, and agrees to allow Seller to perform an environmental study of the property. Such exercise shall be null and void if Dealer withdraws its sale or lease proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its right of first refusal.

            c) After being exercised, Seller's right to purchase or lease may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price or the rental payment by such assignee. Seller's rights under this Article Tenth shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder, and Seller may rescind its offer if the property is determined to be contaminated pursuant to an environmental study.

            d) Should Seller actually purchase or lease the facility, Dealer shall also furnish to Seller copies of any easements, licenses, environmental studies or other documents affecting the property.

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            e) Dealer shall transfer the affected property by deed conveying marketable title free and clear of liens, claims, mortgages, encumbrances, tenancies and occupancies, or, if applicable, by an assignment of any existing lease. The Warranty Deed shall be in proper form for recording. Dealer shall deliver complete possession of the property at the time of delivery of the Deed or lease assignment. Dealer shall also furnish to Seller copies of any easements, licenses, or other documents affecting the property and shall assign any permits or licenses which are necessary for the conduct of the Dealership Operations.

            f) In addition to any other rights Seller may have at law, in equity or hereunder, any sale or lease of the Approved Site in violation of this right of first refusal shall be voidable by Seller.